Exhibit 99.1

Burlington Stores, Inc. Reports Third Quarter 2021 Earnings

All Third Quarter 2021 comparisons are made vs. the Third Quarter 2019

o
On a GAAP basis, total sales increased 30%, net income was $14 million, and diluted EPS was $0.20, inclusive of an $86 million debt extinguishment charge, or $1.22 per share
o
Comparable store sales increased 16%
o
On a non-GAAP basis, Adjusted EBIT was $140 million
o
On a non-GAAP basis, Adjusted EPS was $1.36

BURLINGTON, New Jersey; November 23, 2021 — Burlington Stores, Inc. (NYSE: BURL), a nationally recognized off-price retailer of high-quality, branded apparel, footwear, accessories, and merchandise for the home at everyday low prices, today announced its results for the third quarter ended October 30, 2021.

Michael O’Sullivan, CEO, stated, “We are very pleased with our third quarter results. We continued to demonstrate our ability to chase the business and deliver great value to our customers. With Total Sales up 30% in Q3, and up 32% YTD, clearly we are taking significant market share.”

Mr. O’Sullivan went on, “As predicted, freight and supply chain headwinds pressured margins in Q3. We fully expect these headwinds to moderate over time and, as they do, this should generate very attractive off-price buying opportunities as well as significantly lower expenses.”

Mr. O’Sullivan continued, “As the economy moves into a more inflationary environment, we think that shoppers will be even more attracted to our great values. Our value differentiation vs. most other retailers has grown this year, as they have raised realized prices. If these higher realized prices are sustained then we believe that in the coming quarters we will have the opportunity to drive additional sales, to raise retails, or to do both.”

Mr. O’Sullivan concluded, “This year we have been very excited about the performance of our new stores, especially our smaller prototype. Based on this performance and on the tremendous market share opportunity that we see ahead of us, we have decided to accelerate the pace of our new store opening program.”

Fiscal 2021 Third Quarter Operating Results (for the 13-week period ended October 30, 2021 compared with the 13-week period ended November 2, 2019)

•
Total sales increased 30% compared to the third quarter of Fiscal 2019 to $2,300 million, while comparable store sales increased 16% compared to the third quarter of Fiscal 2019.
•
Gross margin rate was 41.4% vs. 42.4% for the third quarter of Fiscal 2019, a decrease of 100 basis points. Merchandise margins increased 80 basis points, which was more than offset by a 180 basis point increase in freight expense.
•
Product sourcing costs, which are included in selling, general and administrative expenses (SG&A), were $173 million vs. $90 million in the third quarter of Fiscal 2019. Product sourcing costs include the costs of processing goods through our supply chain and buying costs.
•
SG&A was 33.0% as a percentage of net sales vs. 32.9% in the third quarter of Fiscal 2019. Adjusted SG&A, as defined below, was 25.3% as a percentage of net sales vs. 27.4% in the third quarter of Fiscal 2019, an improvement of 210 basis points.
•
Other Income and Other Revenue were $7 million in the aggregate vs. $16 million in the third quarter of Fiscal 2019. This decline was primarily due to a non-recurring insurance gain of $8 million recognized in the third quarter of Fiscal 2019. This decrease had a 60 basis point negative impact on Adjusted EBIT margin in the third quarter of Fiscal 2021.
•
The effective tax rate was 56.8% vs. 19.2% in the third quarter of Fiscal 2019. This increase was primarily due to an $86 million loss on debt extinguishment charge related to the partial repurchase of our Convertible Notes, most of which is not tax deductible. The Adjusted Effective Tax Rate was 25.5% vs. 19.6% in the third quarter of Fiscal 2019, primarily driven by a reduced benefit from stock-based compensation and an increase in disallowed executive compensation.
•
Net income was $14 million, or $0.20 per share vs. $96 million, or $1.44 per share for the third quarter of Fiscal 2019. This decrease was primarily due to the $86 million loss on debt extinguishment charge noted above, or $1.22 per share. Adjusted Net Income was $93 million, or $1.36 per share vs. $103 million, or $1.53 per share for the third quarter of Fiscal 2019.
•
Diluted weighted average shares outstanding amounted to 68.2 million during the quarter compared with 67.2 million during the third quarter of Fiscal 2019.
•
Adjusted EBITDA was $205 million vs. $192 million in the third quarter of Fiscal 2019, a decrease of 190 basis points as a percentage of sales. Adjusted EBIT was $140 million, flat vs. the third quarter of Fiscal 2019, a decrease of 180 basis points as a percentage of sales. Excluding the decline in Other Income and Other Revenue, as described above, Adjusted EBIT margin declined 120 basis points vs. the third quarter of Fiscal 2019.

•
Given the volatility in Fiscal 2020 results caused by COVID-19 and to assist with comparability, all third quarter and year-to-date Fiscal 2021 comparisons are made vs. the third quarter and year-to-date Fiscal 2019. For a discussion of results for the third quarter and year-to-date of Fiscal 2021 as compared to the third quarter and year-to-date Fiscal 2020, refer to our Quarterly Report on Form 10-Q for the quarter ended October 30, 2021, which will be filed with the Securities and Exchange Commission (the “SEC”).

First Nine Months Fiscal 2021 Results

•
Total sales increased 32% compared to the first nine months of Fiscal 2019. Net income increased 11% compared to the same period in Fiscal 2019 to $287 million, or $4.21 per share vs. $3.84 per share in the prior period, an increase of 10%. Adjusted EBIT increased 49%, or $186 million compared to the first nine months of Fiscal 2019, to $561 million, an increase of 100 basis points as a percentage of sales. Adjusted Net Income of $402 million was up 44% vs. the prior period, while Adjusted EPS was $5.89 vs. $4.15 in the prior year period, an increase of 42%.

Inventory

•
Merchandise inventories were $1,060 million vs. $1,004 million at the end of the third quarter of Fiscal 2019. Comparable store inventories decreased 24%, partially offset by inventory from the addition of 106 net new stores opened since the end of the third quarter of Fiscal 2019. Reserve inventory was 30% of total inventory at the end of the third quarter of Fiscal 2021 compared to 21% at the end of the third quarter of Fiscal 2019.

Liquidity and Debt

•
The Company ended the third quarter of Fiscal 2021 with $1,726 million in liquidity, comprised of $1,185 million in unrestricted cash and $541 million in availability on its ABL Facility. The Company ended the third quarter with $1,629 million in outstanding total debt, including $953 million on its Term Loan Facility, $645 million in Convertible Notes, and no borrowings on the ABL Facility.

Convertible Note and Common Stock Repurchases

•
During the third quarter, the Company entered into privately negotiated transactions to repurchase approximately $160 million principal amount of the Company’s outstanding 2.25% Convertible Notes. The total transaction value of approximately $242 million, included $91 million in cash and $151 million in stock, and resulted in the issuance of 513,991 shares of common stock. After the completion of this transaction, approximately $645 million of the Convertible Notes remained outstanding.

•
In addition, during the third quarter the Company repurchased 512,363 shares of common stock for $150 million under its share repurchase program. As of the end of the third quarter, the Company had $250 million remaining on its current share repurchase authorization.

Outlook

Given the uncertainty surrounding the pace of the recovery of consumer demand and the ongoing COVID-19 pandemic, the Company is not providing sales or earnings guidance for Fiscal 2021 (the 52-weeks ending January 29, 2022) at this time.

The Company is updating the following Fiscal 2021 guidance items:

•
Capital expenditures, net of landlord allowances, is now expected to be approximately $425 million;
•
The Company now expects to open 101 new stores, while relocating or closing 24 stores, for a total of 77 net new stores in Fiscal 2021;
•
Depreciation & amortization, exclusive of favorable lease costs, is now expected to be approximately $250 million;
•
Interest expense is now expected to be approximately $68 million; and
•
The effective tax rate is now expected to be approximately 23%.

Note Regarding Non-GAAP Financial Measures

The foregoing discussion of the Company’s operating results includes references to Adjusted SG&A, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings per Share (or Adjusted EPS), Adjusted EBIT (or Operating Margin), and Adjusted Effective Tax Rate. The Company believes these supplemental measures are useful in evaluating the performance of our business and provide greater transparency into our results of operations. In particular, we believe that excluding certain items that may vary substantially in frequency and magnitude from what we consider to be our core operating results are useful supplemental measures that assist in evaluating our ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.

Third Quarter 2021 Conference Call

The Company will hold a conference call on November 23, 2021 at 8:30 a.m. ET to discuss the Company’s third quarter results and longer-term expectations for the business. The U.S. toll free dial-in for the conference call is 1-866-437-5084 (passcode: 1079197) and the international dial-in number is 1-409-220-9374.

A live webcast of the conference call will be available on the investor relations page of the company's website at www.burlingtoninvestors.com. For those unable to participate in the conference call, a replay will be available after the conclusion of the call on November 23, 2021 beginning at 11:30 a.m. ET through November 30, 2021 at 11:59 p.m. ET. The U.S. toll-free replay dial-in number is 1-855-859-2056 and the international replay dial-in number is 1-404-537-3406. The replay passcode is 1079197.

About Burlington Stores, Inc.

Burlington Stores, Inc., headquartered in New Jersey, is a nationally recognized off-price retailer with Fiscal 2020 net sales of $5.8 billion. The Company is a Fortune 500 company and its common stock is traded on the New York Stock Exchange under the ticker symbol “BURL.” The Company operated 832 stores as of the end of the third quarter of Fiscal 2021, in 45 states and Puerto Rico, principally under the name Burlington Stores. The Company’s stores offer an extensive selection of in-season, fashion-focused merchandise at up to 60% off other retailers' prices, including women’s ready-to-wear apparel, menswear, youth apparel, baby, beauty, footwear, accessories, home, toys, gifts and coats.

For more information about the Company, visit www.burlington.com.

Investor Relations Contacts:

David J. Glick

Daniel Delrosario

855-973-8445
Info@BurlingtonInvestors.com

Allison Malkin

ICR, Inc.

203-682-8225

Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included in this release, including those about our expected sales trend, our liquidity position, inventory plans, and the economic environment, as well as statements describing our outlook for future periods, are forward-looking statements. Forward-looking statements discuss our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual events or results to differ materially from those we expected, including general economic conditions; pandemics, including the duration of the COVID-19 pandemic and actions taken to slow its spread and the related impact on consumer confidence and spending; increased freight and labor costs associated with industry-wide supply chain issues; our ability to successfully implement one or more of our strategic initiatives and growth plans; the availability of desirable store locations on suitable terms; changing consumer preferences and demand; industry trends, including changes in buying, inventory and other business practices; competitive factors, including pricing and promotional activities of major competitors and an increase in competition within the markets in which we compete; the availability, selection and purchasing of attractive merchandise on favorable terms; import risks, including tax and trade policies, tariffs and government regulations; weather patterns, including, among other things, changes in year-over-year temperatures; our future profitability; our ability to control costs and expenses; unforeseen cyber-related problems or attacks; any unforeseen material loss or casualty; the effect of inflation; regulatory and tax changes; our relationships with employees; the impact of current and future laws and the interpretation of such laws; terrorist attacks, particularly attacks on or within markets in which we operate; natural and man-made disasters, including fire, snow and ice storms, flood, hail, hurricanes and earthquakes; our substantial level of indebtedness and related debt-service obligations; restrictions imposed by covenants in our debt agreements; availability of adequate financing; our dependence on vendors for our merchandise; domestic events affecting the delivery of merchandise to our stores; existence of adverse litigation; and each of the factors that may be described from time to time in our filings with the SEC. For each of these factors, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(unaudited)

(All amounts in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	October 30,	October 31,	November 2,	October 30,	October 31,	November 2,
	2021	2020	2019	2021	2020	2019
REVENUES:
Net sales	$2,299,610	$1,664,728	$1,774,949	$6,703,089	$3,472,606	$5,059,860
Other revenue	4,431	2,507	6,634	10,159	8,480	17,939
Total revenue	2,304,041	1,667,235	1,781,583	6,713,248	3,481,086	5,077,799
COSTS AND EXPENSES:
Cost of sales	1,347,559	915,847	1,022,912	3,869,432	2,245,581	2,954,651
Selling, general and administrative expenses	759,785	645,278	583,641	2,126,904	1,621,964	1,632,862
Costs related to debt issuances and amendments	89	(719)	—	3,419	3,633	(375)
Depreciation and amortization	64,663	54,984	52,729	183,087	163,679	155,631
Impairment charges - long-lived assets	1,488	2,575	—	3,235	5,575	—
Other income - net	(3,055)	(1,290)	(9,264)	(10,267)	(4,236)	(13,017)
Loss on extinguishment of debt	86,362	—	—	117,756	202	—
Interest expense	15,609	27,456	12,149	52,710	70,508	38,954
Total costs and expenses	2,272,500	1,644,131	1,662,167	6,346,276	4,106,906	4,768,706
Income (loss) before income tax expense (benefit)	31,541	23,104	119,416	366,972	(625,820)	309,093
Income tax expense (benefit)	17,922	15,088	22,957	79,769	(253,327)	50,302
Net income (loss)	$13,619	$8,016	$96,459	$287,203	$(372,493)	$258,791

Diluted net income (loss) per common share	$0.20	$0.12	$1.44	$4.21	$(5.66)	$3.84

Weighted average common shares - diluted	68,205	66,720	67,159	68,228	65,867	67,387

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(All amounts in thousands)

	October 30,	January 30,	October 31,	November 2,
	2021	2021	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$1,185,383	$1,380,276	$1,348,691	$140,514
Restricted cash and cash equivalents	6,582	6,582	6,582	6,582
Accounts receivable—net	90,705	62,161	72,728	117,493
Merchandise inventories	1,059,749	740,788	866,986	1,004,386
Assets held for disposal	4,358	6,655	—	—
Prepaid and other current assets	425,288	314,154	339,874	146,170
Total current assets	2,772,065	2,510,616	2,634,861	1,415,145
Property and equipment—net	1,499,780	1,438,863	1,442,358	1,375,484
Operating lease assets	2,653,776	2,469,366	2,465,972	2,338,179
Goodwill and intangible assets—net	285,064	285,064	285,064	285,844
Deferred tax assets	4,119	4,422	4,596	4,066
Other assets	63,023	72,761	75,945	88,869
Total assets	$7,277,827	$6,781,092	$6,908,796	$5,507,587

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,174,252	$862,638	$920,944	$888,434
Current operating lease liabilities	346,167	304,629	293,765	293,756
Other current liabilities	544,852	512,830	522,122	422,154
Current maturities of long term debt	14,224	3,899	3,815	3,302
Total current liabilities	2,079,495	1,683,996	1,740,646	1,607,646
Long term debt	1,614,645	1,927,770	2,169,495	982,348
Long term operating lease liabilities	2,560,663	2,400,782	2,396,315	2,258,130
Other liabilities	94,507	103,940	111,019	96,249
Deferred tax liabilities	211,710	199,850	204,745	171,626
Stockholders' equity	716,807	464,754	286,576	391,588
Total liabilities and stockholders' equity	$7,277,827	$6,781,092	$6,908,796	$5,507,587

BURLINGTON STORES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(All amounts in thousands)

	Nine Months Ended
	October 30,	October 31,	November 2,
	2021	2020	2019
OPERATING ACTIVITIES
Net income (loss)	$287,203	$(372,493)	$258,791
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	183,087	163,679	155,631
Deferred income taxes	46,725	(19,503)	(1,484)
Loss on extinguishment of debt	117,756	202	—
Non-cash stock compensation expense	53,356	43,451	30,542
Non-cash lease expense	(6,997)	1,617	10,905
Cash received from landlord allowances	24,552	26,043	36,006
Changes in assets and liabilities:
Accounts receivable	(27,223)	44,551	(27,441)
Merchandise inventories	(318,961)	(89,739)	(50,709)
Accounts payable	307,684	161,317	36,014
Other current assets and liabilities	(79,855)	(118,079)	29,345
Long term assets and liabilities	1,332	5,479	3,362
Other operating activities	19,708	36,538	(4,089)
Net cash provided by (used in) operating activities	608,367	(116,937)	476,873
INVESTING ACTIVITIES
Cash paid for property and equipment	(238,468)	(214,437)	(259,699)
Lease acquisition costs	(559)	—	(959)
Proceeds from insurance recoveries related to property and equipment	5,746	—	5,131
Other investing activities	—	(897)	(521)
Net cash (used in) investing activities	(233,281)	(215,334)	(256,048)
FINANCING ACTIVITIES
Proceeds from long term debt—ABL Line of Credit	—	400,000	1,294,400
Principal payments on long term debt—ABL Line of Credit	—	(150,000)	(1,294,400)
Proceeds from long term debt—Term B-6 Loans	956,608	—	—
Principal payments on long term debt—Term B-5 Loans	(961,415)	—	—
Proceeds from long term debt—Convertible Note	—	805,000	—
Principal payment on long term debt—Convertible Note	(92,289)	—	—
Proceeds from long term debt—Secured Note	—	300,000	—
Principal payments on long term debt—Secured Note	(323,905)	—	—
Purchase of treasury shares	(166,473)	(62,802)	(236,023)
Other financing activities	17,495	(14,310)	28,138
Net cash (used in) provided by financing activities	(569,979)	1,277,888	(207,885)
(Decrease) increase in cash, cash equivalents, restricted cash and restricted cash equivalents	(194,893)	945,617	12,940
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	1,386,858	409,656	134,156
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$1,191,965	$1,355,273	$147,096

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

(Amounts in thousands, except per share data)

The following tables calculate the Company’s Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.

Adjusted Net Income (Loss) is defined as net income (loss), exclusive of the following items, if applicable: (i) net favorable lease costs; (ii) costs related to debt issuances and amendments; (iii) loss on extinguishment of debt; (iv) impairment charges; (v) amounts related to certain litigation matters; (vi) non-cash interest expense on Convertible Notes; (vii) costs related to closing the e-commerce store; and (viii) other unusual, non-recurring or extraordinary expenses, losses, charges or gains, all of which are tax effected to arrive at Adjusted Net Income (Loss).

Adjusted EPS is defined as Adjusted Net Income (Loss) divided by the diluted weighted average shares outstanding, as defined in the table below.

Adjusted EBITDA is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense (benefit); (v) depreciation and amortization; (vi) impairment charges; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted EBIT (or Adjusted Operating Margin) is defined as net income (loss), exclusive of the following items, if applicable: (i) interest expense; (ii) interest income; (iii) loss on extinguishment of debt; (iv) income tax expense (benefit); (v) impairment charges; (vi) net favorable lease costs; (vii) costs related to debt issuances and amendments; (viii) amounts related to certain litigation matters; (ix) costs related to closing the e-commerce store; and (x) other unusual, non-recurring or extraordinary expenses, losses, charges or gains.

Adjusted SG&A is defined as SG&A less product sourcing costs, favorable lease costs, amounts related to certain litigation matters and costs related to closing the e-commerce store.

Adjusted Effective Tax Rate is defined as the GAAP effective tax rate less the tax effect of the reconciling items to arrive at Adjusted Net Income (footnote (g) in the table below).

The Company presents Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBIT, Adjusted SG&A and Adjusted Effective Tax Rate, because it believes they are useful supplemental measures in evaluating the performance of the Company’s business and provide greater transparency into the results of operations. In particular, the Company believes that excluding certain items that may vary substantially in frequency and magnitude from what the Company considers to be its core operating results are useful supplemental measures that assist in evaluating the Company’s ability to generate earnings and leverage sales, and to more readily compare core operating results between past and future periods.

The Company believes that these non-GAAP measures provide investors helpful information with respect to the Company’s operations and financial condition. Other companies in the retail industry may calculate these non-GAAP measures differently such that the Company’s calculation may not be directly comparable.

The following table shows the Company’s reconciliation of net income (loss) to Adjusted Net Income (Loss) and Adjusted EPS for the periods indicated:

	(unaudited)
	(in thousands, except per share data)
	Three Months Ended			Nine Months Ended
	October 30,	October 31,	November 2,	October 30,	October 31,	November 2,
	2021	2020	2019	2021	2020	2019
Reconciliation of net income (loss) to Adjusted Net Income (Loss):
Net income (loss)	$13,619	$8,016	$96,459	$287,203	$(372,493)	$258,791
Net favorable lease costs (a)	5,275	5,776	8,355	17,188	18,402	28,262
Non-cash interest expense on convertible notes (b)	—	7,542	—	—	16,295	—
Costs related to debt issuances and amendments (c)	89	(719)	—	3,419	3,633	(375)
Loss on extinguishment of debt (d)	86,362	—	—	117,756	202	—
Impairment charges	1,488	2,575	—	3,235	5,575	—
Litigation matters (e)	—	—	—	—	20,788	—
E-commerce closure (f)	—	556	—	—	1,526	—
Tax effect (g)	(13,891)	(4,209)	(2,140)	(26,835)	(26,634)	(7,070)
Adjusted Net Income (Loss)	$92,942	$19,537	$102,674	$401,966	$(332,706)	$279,608
Diluted weighted average shares outstanding (h)	68,205	66,720	67,159	68,228	65,867	67,387
Adjusted Earnings per Share	$1.36	$0.29	$1.53	$5.89	$(5.05)	$4.15

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBITDA for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended			Nine Months Ended
	October 30,	October 31,	November 2,	October 30,	October 31,	November 2,
	2021	2020	2019	2021	2020	2019
Reconciliation of net income (loss) to Adjusted EBITDA:
Net income (loss)	$13,619	$8,016	$96,459	$287,203	$(372,493)	$258,791
Interest expense	15,609	27,456	12,149	52,710	70,508	38,954
Interest income	(38)	(163)	(103)	(156)	(1,178)	(496)
Loss on extinguishment of debt (d)	86,362	—	—	117,756	202	—
Costs related to debt issuances and amendments (c)	89	(719)	—	3,419	3,633	(375)
Litigation matters (e)	—	—	—	—	20,788	—
E-commerce closure (f)	—	556	—	—	1,526	—
Depreciation and amortization (i)	69,938	60,712	61,035	200,275	181,934	183,570
Impairment charges	1,488	2,575	—	3,235	5,575	—
Income tax expense (benefit)	17,922	15,088	22,957	79,769	(253,327)	50,302
Adjusted EBITDA	$204,989	$113,521	$192,497	$744,211	$(342,832)	$530,746

The following table shows the Company’s reconciliation of net income (loss) to Adjusted EBIT for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended			Nine Months Ended
	October 30,	October 31,	November 2,	October 30,	October 31,	November 2,
	2021	2020	2019	2021	2020	2019
Reconciliation of net income (loss) to Adjusted EBIT:
Net income (loss)	$13,619	$8,016	$96,459	$287,203	$(372,493)	$258,791
Interest expense	15,609	27,456	12,149	52,710	70,508	38,954
Interest income	(38)	(163)	(103)	(156)	(1,178)	(496)
Loss on extinguishment of debt (d)	86,362	—	—	117,756	202	—
Costs related to debt issuances and amendments (c)	89	(719)	—	3,419	3,633	(375)
Net favorable lease costs (a)	5,275	5,776	8,355	17,188	18,402	28,262
Impairment charges	1,488	2,575	—	3,235	5,575	—
Litigation matters (e)	—	—	—	—	20,788	—
E-commerce closure (f)	—	556	—	—	1,526	—
Income tax expense (benefit)	17,922	15,088	22,957	79,769	(253,327)	50,302
Adjusted EBIT	$140,326	$58,585	$139,817	$561,124	$(506,364)	$375,438

The following table shows the Company’s reconciliation of SG&A to Adjusted SG&A for the periods indicated:

	(unaudited)
	(in thousands)
	Three Months Ended			Nine Months Ended
	October 30,	October 31,	November 2,	October 30,	October 31,	November 2,
Reconciliation of SG&A to Adjusted SG&A:	2021	2020	2019	2021	2020	2019
SG&A	$759,785	$645,278	$583,641	$2,126,904	$1,621,964	$1,632,862
Net favorable lease costs (a)	(5,275)	(5,727)	(8,306)	(17,188)	(18,255)	(27,939)
Product sourcing costs	(173,468)	(143,525)	(89,538)	(459,861)	(290,289)	(250,250)
Litigation matters (e)	—	—	—	—	(20,788)	—
E-commerce closure (f)	—	(556)	—	—	(1,526)	—
Adjusted SG&A	$581,042	$495,470	$485,797	$1,649,855	$1,291,106	$1,354,673

The following table shows the reconciliation of the Company’s effective tax rates on a GAAP basis to the Adjusted Effective Tax Rates for the periods indicated:

	(unaudited)
	Three Months Ended			Nine Months Ended
	October 30,	October 31,	November 2,	October 30,	October 31,	November 2,
	2021	2020	2019	2021	2020	2019
Effective tax rate on a GAAP basis	56.8%	65.3%	19.2%	21.7%	40.5%	16.3%
Adjustments to arrive at Adjusted Effective Tax Rate	(31.3)	(15.6)	0.4	(0.7)	—	0.7
Adjusted Effective Tax Rate	25.5%	49.7%	19.6%	21.0%	40.5%	17.0%

(a) Net favorable lease costs represents the non-cash expense associated with favorable and unfavorable leases that were recorded as a result of purchase accounting related to the April 13, 2006 Bain Capital acquisition of Burlington Coat Factory Warehouse

Corporation. These expenses are recorded in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income (Loss).

(b) Represents non-cash accretion of original issue discount on Convertible Notes. The original issue discount was eliminated as of the beginning of Fiscal 2021, as a result of adopting Accounting Standards Update 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.”

(c) Represents costs incurred in connection with the review and execution of refinancing opportunities, as well as the issuance of Secured Notes and Convertible Notes.

(d) Amounts relate to the partial repurchase of the Convertible Notes, the full redemption of the Secured Notes, as well as the refinancing of the Term Loan Facility.

(e) Represents amounts charged for certain litigation matters.

(f) Represents costs related to the closure of our e-commerce store.

(g) Tax effect is calculated based on the effective tax rates (before discrete items) for the respective periods, adjusted for the tax effect for the impact of items (a) through (f). The effective tax rate for Fiscal 2020 includes the benefit of loss carrybacks to prior years with higher statutory tax rates.

(h) Diluted weighted average shares outstanding starts with basic shares outstanding and adds back any potentially dilutive securities outstanding during the period.

(i) Includes favorable lease costs included in the line item “Selling, general and administrative expenses” in our Condensed Consolidated Statements of Income (Loss). During the three months ended October 30, 2021, October 31, 2020 and November 2, 2019, favorable lease costs were $5.3 million, $5.7 million and $8.3 million, respectively. During the nine months ended October 30, 2021, October 31, 2020 and November 2, 2019, favorable lease costs were $17.2 million, $18.3 million and $27.9 million, respectively.